SECURITIES AND EXCHANGE COMMISSION

                                        Washington, D. C. 20549

                                             SCHEDULE 13G

                            Under the Securities Exchange Act of 1934
                                          (AMENDMENT #2)

                              FIRST CITIZENS BANCSHARES, INC.
                                             (Name of Issuer)

                                       COMMON CAPITAL STOCK
                                         (Title of Class of Securities)

                                                   319462-10
                                              (CUSIP Number)

 Check the following box if a fee is being paid with this statement __.

 1)  Name and S. S. Number of Reporting Person

  First Citizens National Bank Employee Stock Ownership Plan and Trust

  62-0201100
 -----------------------------------------------------------------------------
 2)  Check the Appropriate Box if a Member of a Group (See
     Instructions)
     (a) X

     (b) _____________________________________________________________
 -----------------------------------------------------------------------------
 3)  SEC Use Only ___________________________________________________
 -----------------------------------------------------------------------------
 4)  Citizenship or Place of Organization     Dyersburg, Tennessee
 -----------------------------------------------------------------------------

 Number of       (5) Sole Voting Power       168,966
Shares Bene-    --------------------------------------------------------------
   ficially           (6) Shared Voting Power           0
Owned by        --------------------------------------------------------------
 Each Report-  (7) Sole Dispositive Power  168,966
ing Person       -------------------------------------------------------------
 With               (8) Shared Dispositive Power    0
------------------------------------------------------------------------------

 9)  Aggregate Amount Beneficially Ownd by Reporting Person    168,966
 ------------------------------------------------------------------------------

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
___________________________________________________________________

11)  Percent of Class Represented by Amount in Row 9            22.51%
 ------------------------------------------------------------------------------

12)  Type of Reporting Person                                            EP
 ------------------------------------------------------------------------------
Item 4.  Ownership as of December 31, 1997

         (a)  Amount Beneficially Owned:
                                      168,966

         (b)  Percent of Class:
                                        22.51%

         (c)  Number of shares as to which such person has:
              (i) sole power to vote or to direct the vote          168,966
              (ii) shared power to vote or to direct the vote             0
              (iii) sole power to dispose or to direct the
                    disposition of                                  168,966
              (iiii) shared power to dispose or to direct the
                     disposition of                                       0

Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          Signature.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     _________________________________________________________________
     Date

     _________________________________________________________________


     Tommy Lipford/Administrator of First Citizens National Bank ESOP
      Plan & Trust


     _________________________________________________________________

     Kerrie Heckethorn/Administrator of First Citizens National Bank
      ESOP Plan & Trust

     _________________________________________________________________

     Judy Long/Administrator of First Citizens National Bank ESOP
      Plan & Trust

     _________________________________________________________________
     Jeff Agee/Administrator of First Citizens National Bank ESOP
      Plan & Trust

     _________________________________________________________________
     Ben Ragan/Administrator of First Citizens National Bank ESOP
      Plan & Trust

      _________________________________________________________________


                                    SECURITIES AND EXCHANGE COMMISSION

                                           Washington, D. C. 20549

                                                SCHEDULE 13G

                                   Under the Securities Exchange Act of 1934

                                                 (AMENDMENT #2)

                                      FIRST CITIZENS BANCSHARES, INC.
                                                (Name of Issuer)

                                             COMMON CAPITAL STOCK
                                         (Title of Class of Securities)

                                                               N/A
                                                          (CUSIP Number)
 Check the following box if a fee is being paid with this statement __.

 CUSIP No.  N/A

 1)  Name and S. S. Number of Reporting Person

         Milton Eugene Magee            ###-##-####
 ----------------------------------------------------------------------------

 2)  Check the Appropriate Box if a Member of a Group (See
     Instructions)
     (a) N/A
     (b) _____________________________________________________________
 ----------------------------------------------------------------------------

 3)  SEC Use Only ___________________________________________________
 ----------------------------------------------------------------------------

 4)  Citizenship or Place of Organization     U. S. Citizen
 ----------------------------------------------------------------------------
 Number of        (5) Sole Voting Power              15,667
Shares Bene       -----------------------------------------------------------
   ficially            (6) Shared Voting Power       32,179
Owned by          -----------------------------------------------------------
 Each Report-    (7) Sole Dispositive Power          15,667
ing Person          ---------------------------------------------------------
 With         (8) Shared Dispositive Power           32,179
 ----------------------------------------------------------------------------


 9)  Aggregate Amount Beneficially Ownd by Reporting Person     47,846
-----------------------------------------------------------------------------

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
 -----------------------------------------------------------------------------

11)  Percent of Class Represented by Amount in Row 9              6.37%
 -----------------------------------------------------------------------------
12)  Type of Reporting Person                                 IN
 -----------------------------------------------------------------------------

Item 4.  Ownership as of December 31, 1997

         (a)  Amount Beneficially Owned:
                                          47,846

         (b)  Percent of Class:
                                           6.37%

         (c)  Number of shares as to which such person has:
              (i) sole power to vote or to direct the vote          15,667
              (ii) shared power to vote or to direct the vote       32,179
              (iii) sole power to dispose or to direct the
                    disposition of                                  15,667
              (iiii) shared power to dispose or to direct the
                     disposition of                                 32,179



Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of hanging or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          Signature.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     _________________________________________________________________
     Date


     _________________________________________________________________
     Signature


     Milton Eugene Magee   (Director)
     _________________________________________________________________
     Name/Title











                               SECURITIES AND EXCHANGE COMMISSION

                                     Washington, D. C. 20549

                                             SCHEDULE 13G

                            Under the Securities Exchange Act of 1934
                                             (AMENDMENT #3)

                                   FIRST CITIZENS BANCSHARES, INC.
                                             (Name of Issuer)

                                            COMMON CAPITAL STOCK
                                       (Title of Class of Securities)

                                                         319462-10
                                                       (CUSIP Number)

 Check the following box if a fee is being paid with this statement __.


 1)  Name and S. S. Number of Reporting Person

       Elizabeth Magee Taylor         ###-##-####
 -----------------------------------------------------------------------------
 2)  Check the Appropriate Box if a Member of a Group (See
     Instructions)
     (a) N/A__________________________________________________________
     (b) _____________________________________________________________
 -----------------------------------------------------------------------------

 3)  SEC Use Only ___________________________________________________
 -----------------------------------------------------------------------------

 4)  Citizenship or Place of Organization            U.S. Citizen
 -----------------------------------------------------------------------------

 Number of    (5) Sole Voting Power                   16,926
 Shares Bene- -----------------------------------------------------------------
   ficially   (6) Shared Voting Power                 42,010
 Owned by     -----------------------------------------------------------------
 Each Report- (7) Sole Dispositive Power              16,926
   ing Person -----------------------------------------------------------------
 With         (8) Shared Dispositive Power            42,010
 ------------------------------------------------------------------------------

 9)  Aggregate Amount Beneficially Owned by Reporting Person    58,936

 ------------------------------------------------------------------------------

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     _________________________________________________________________

11)  Percent of Class Represented by Amount in Row 9                    7.85%
     -------------------------------------------------------------------------

12)  Type of Reporting Person                                   IN
     -------------------------------------------------------------------------


Item 4.  Ownership as of December 31, 1997

         (a)  Amount Beneficially Owned:
                                          58,936

         (b)  Percent of Class:
                                           7.85%
         (c)  Number of shares as to which such person has:
              (i) sole power to vote or to direct the vote            16,926
              (ii) shared power to vote or to direct the vote         42,010
              (iii) sole power to dispose or to direct the
                    disposition of                                    16,926
              (iiii) shared power to dispose or to direct the
                     disposition of                                   42,010



Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          Signature.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



     _________________________________________________________________
     Date


     _________________________________________________________________

     Signature




     Elizabeth Magee Taylor, Shareholder
    __________________________________________________________________
     Name/Title